Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces $65 Million Registered Direct Offering of Common Stock

MOUNTAIN VIEW, Calif., August 5, 2008 – VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced that it has entered into definitive agreements dated August 5, 2008 with a select group of institutional investors to sell 8,365,508 shares of its common stock in a “registered direct” offering. The investors have agreed to purchase the shares at a purchase price of $7.77 per share resulting in gross proceeds of approximately $65.0 million to VIVUS, before expenses. Trout Capital LLC served as placement agent for the offering.

All of the shares of common stock are being offered pursuant to an effective Registration Statement on Form S-3 previously filed with the Securities and Exchange Commission. The transaction is expected to close on or about August 5, 2008, subject to customary closing conditions.

Several new and existing investors participated in the offering. VIVUS intends to use the proceeds from the financing for general corporate purposes and to fund clinical trials of its product candidates, including the advancement of the clinical program for Qnexa™ for the treatment of obesity and diabetes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates under development to address obesity, diabetes and sexual health, including: Qnexa™, which is in phase 3, for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.